EXHIBIT 4.1

LINCOLN NATIONAL CORPORATION

5.25% Note due June 15, 2007

[Registered]	CUSIP 534187AN9

No. R-1	U.S. $250,000,000

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on June 15, 2007 and to pay interest thereon from June 3, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15, in each year, commencing on December 15, 2002, at the rate of 5.25% per annum until the principal hereof is paid or such payment is duly provided for. The interest so payable and punctually paid or duly provided for on any interest payment date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the next preceding December 1 and June 1, respectively (each respectively a “Record Date”), subject to certain exceptions as provided in the Indenture. Payment of the principal of, and interest on, this Note will be made at the designated office or agency of the Company maintained for such purpose in The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to his address appearing on the Security Register. Any interest not so punctually paid or duly provided for shall be payable as provided in the Note. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed.

LINCOLN NATIONAL CORPORATION By: /s/ Richard C. Vaughn Name: Richard C. Vaughan Title: Executive Vice President and Chief Financial Officer

By: /s/ Frederick J. Crawford Name: Frederick J. Crawford Title: Vice President and Treasurer

Attest:   /s/ Sharon Jeffers
Name:    Sharon Jeffers
Title:     Assistant Secretary

Dated: June 3, 2002

Dated: June 3, 2002

Trustee’s Certificate of Authentication

         This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee By: /s/ Terence Rawlins Authorized Signatory

[Reverse of Note]

LINCOLN NATIONAL CORPORATION
5.25% Notes due June 15, 2007

         This Note is one of a duly authorized issue of Securities of the Company of a series hereinafter specified, all issued and to be issued under an Indenture dated as of September 15, 1994 (herein called the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, the terms of which different series may vary as provided in the Indenture. This Note is one of a series of the Securities of the Company designated as its 5.25% Notes due June 15, 2007 (herein called the “Notes”), limited initially in aggregate principal amount to $250,000,000, except as set forth herein or as otherwise provided in the Indenture (including to reopen this series in order to issue additional Notes). The Notes of this series are issuable in registered form only in denominations of $1,000 or integral multiples thereof.

         The Company may, at its option, upon not less than 30 days’ notice by mail, redeem the Securities of this series on any date in whole at any time or in part from time to time at a redemption price equal to any accrued and unpaid interest plus the greater of (a) the principal amount thereof and (b) an amount equal to the Discounted Remaining Fixed Amount Payments.

         “Discounted Remaining Fixed Amount Payments” means, in respect of a Security of this series, an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by the Company pursuant to the terms of this Security on each interest payment date after the redemption date and at the stated maturity of the final payment of principal thereof (assuming that the Company had not redeemed such Security prior to such stated maturity).

         “Current Value” means, in respect of any amount, the present value of that amount on the redemption date after discounting that amount on a semiannual basis from the originally scheduled date for payment on the basis of the Treasury Rate plus 12.5 basis points.

         “Treasury Rate” means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined on the redemption date to be the per annum rate equal to the semiannual bond equivalent yield to maturity for United States Treasury securities maturing at the stated maturity of the final payment of principal of this series of Securities, as determined by reference to the weekly average yield to maturity for United States Treasury securities maturing on such stated maturity if reported in the most recent Statistical Release H.15 (519) of the Board of Governors of the Federal Reserve (or any successor release), or, if no such securities weekly average yield is so reported (but such release, or any successor release, continues to be published), by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (i) one maturing as close as possible to, but earlier than, such stated maturity and (ii) the other maturing as close as possible to, but later than, such stated maturity, in each case as published in the most recent Statistical Release H.15 (519) of the Board of Governors of the Federal Reserve (or any successor release). If the Board of Governors of the Federal Reserve ceases publication of the weekly average yield to maturity for United States Treasury securities in Statistical Release H.15 (519) (or any successor release), then the Treasury Rate shall be determined by a primary U.S. Government securities dealer in The City of New York selected by the Company.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at such Holder’s registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Securities or portions thereof called for redemption.

         In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         The Notes are not entitled to any sinking fund. If an Event of Default shall occur with respect to the Notes, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture contains provisions for defeasance at any time of the Notes, upon which the Company, at its option, shall be deemed to have been Discharged from its obligations with respect to the Notes or shall cease to be under any obligation to comply with certain restrictive covenants of the Indenture.

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities affected by such amendment or supplement voting as one class. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency. Subject to certain exceptions, any past default or Event of Default may be waived by the Holders of at least a majority in principal amount of the Outstanding Securities of any series affected on behalf of the Holders of the Securities of that series or the Holders of at least a majority in principal amount of all the Outstanding Securities voting as one class. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or upon any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for transfer at the office or agency of the Company in The City of New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Notes are issuable in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

         No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         No recourse shall be had for the payment of the principal of, or the interest on, this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

         All capitalized terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.